Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES HIGHLIGHTS OF 2012 ANALYST CONFERENCE

HOUSTON (December 6, 2012) -- Noble Energy, Inc.'s (NYSE: NBL) senior management is hosting a conference today in Houston, Texas with analysts and investors to discuss the Company's current operations, future plans and operational outlook. Today's presentation includes the following key highlights:

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The Company's production is projected to increase at a compound annual growth rate (CAGR) of 17 percent over the next five years, resulting in average daily production of 540 thousand barrels of oil equivalent per day (MBoe/d) in 2017

•	Net risked resources have increased to 9.9 billion barrels of oil equivalent (BBoe), up 34 percent since 2011

•	The Company's total proven reserves are expected to be 2.6 BBoe by the end of 2016, representing a CAGR of 16 percent from year-end 2011

•	Discretionary cash flow is expected to exceed $7 billion by 2017, a CAGR of 21 percent

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The horizontal Niobrara program in the DJ Basin has evolved into a top-tier U.S. oil play resulting in the acceleration of the drilling program to over 500 horizontal wells per year and net horizontal production of 175 MBoe/d by 2017

•	The development of the giant Leviathan field offshore Israel has been significantly advanced with the announced agreement in principle with a strategic partner

•	The Company announced a $3.9 billion capital program for 2013 and volume guidance of 270 to 282 MBoe/d, representing a growth rate of 20 percent adjusting for 2012 divestments

Charles D. Davidson, Noble Energy's Chairman and CEO said, “I am very excited about the future plans we are presenting today. Noble Energy continues on a path of accelerating high value opportunities such as the horizontal Niobrara, which we believe is now one of the top oil resource plays in the United States. As a result, we are accelerating the drilling program in this area with a 50% increase in wells drilled next year. However, Noble Energy's bright future is not just about one area or one play. Today, we are highlighting the extraordinary growth opportunities we are pursuing throughout our diversified global portfolio. This portfolio continues to expand rapidly with net risked resources now totaling 9.9 BBoe, a 34 percent increase over just one year. As we execute our growth agenda, the results now project five-year debt adjusted growth rates in reserves, production and cash flow that are all higher than those announced a year ago. We believe these growth rates, all solidly in double-digit territory, position Noble Energy to be a top performer among our peers.”

DJ Basin
Noble Energy continues to grow the resource size and accelerate the development of its top-tier Niobrara oil play in the DJ Basin. Net recoverable resources are now estimated to be 2.1 BBoe, a 60 percent increase over last year's estimate. As a result, the drilling program has identified 9,500 horizontal well locations and is accelerating its drilling to over 500 wells per year by 2017. The Company's accelerated development program is now expected to grow DJ Basin production at a five-year CAGR of 20 percent, tripling oil production.

By adopting a fully integrated approach utilizing leading edge exploration and reservoir technologies with its operational expertise, Noble Energy has continued to advance its reservoir understanding resulting in increased projected recoveries. Tighter well spacing, multiple target zones, longer laterals and improved completions have increased estimated ultimate recoveries (EURs) and resulted in higher returns.

Horizontal drilling has shifted the development focus to the oil rich window (approximately 520,000 net acres) away from the legacy Wattenberg gas window (approximately 120,000 net acres). The oil rich window extends outside of the Greater Wattenberg Area (GWA) and into Northern Colorado where oil content is approximately 80 percent.

Utilizing an average of nine rigs, the Company intends to drill approximately 300 horizontal wells in the DJ Basin in 2013, of which 20 percent will be extended reach laterals. Current production is nearly 90 MBoe/d with 60 percent liquids and is expected to exit 2013 at over 110 MBoe/d.

Marcellus
Since the establishment of the innovative Marcellus joint venture (JV) in September 2011, production has more than doubled to approximately 140 million cubic feet equivalent per day (MMcfe/d). In the current environment, Noble Energy and its partner are focused on accelerating the development of the wet gas areas while maintaining a lower level of activity in the dry gas areas. Better than forecasted well performance has resulted in normalized type curves increasing by an average of 28 percent over the acquisition type curves. This higher EUR forecast, combined with optimized field development, has increased the total resource estimate by 41 percent to 10 trillion cubic feet equivalent (Tcfe) net. Net production is expected to grow at a five-year CAGR of 55 percent, exceeding 800 MMcfe/d in 2017.

To further improve performance, the JV is integrating sub-surface analysis with production results to optimize well placement and stimulation design. Operational tests such as tighter control of lateral well steering within the best Marcellus reservoir interval and shorter staging for hydraulic fractures are underway. Noble Energy is sharing best practices across the JV operations with a focus on continuous improvement. The JV is targeting increased reserves per well and a 20 percent reduction in well costs through these efforts.

In the wet gas area, the Company is focused on a 270 well development program in the Majorsville area where the initial results indicate higher liquids content and initial production rates than expected. The contribution of condensate and NGLs results in a realized price of over $7 per wellhead Mcf. A second development area called Normantown is being delineated with over 200 planned well locations.

In 2013, the JV expects to drill 140 wells with 60 percent in the wet gas area and to increase lateral lengths to an average of 5,500 feet. The increased lateral lengths will contribute to higher well EURs and a reduction in cost per lateral foot completed. The rig count for 2013 is expected to build up to six in the wet gas area while remaining at two in the dry gas area where the focus is on the extremely productive and high net revenue interest (NRI) acreage in Southwestern Pennsylvania.

Deepwater Gulf of Mexico
The Deepwater Gulf of Mexico continues to be a strong contributor to the Company's performance. With the recent discovery at Big Bend and successful appraisal at Gunflint, Noble Energy now has two new major projects, both expected to be sanctioned for development in 2013.

The Galapagos project continues to outperform expectations. The three well project was brought online in June at rates 40 percent above initial estimates and has a before tax net present value of $1.4 billion. The recent discovery at Big Bend in the Rio Grande area discovered oil in excellent reservoir comparable to Galapagos and has a P75-P25 gross resource range of 30 to 65 million barrels of oil equivalent (MMBoe). Troubadour, an adjacent Rio Grande prospect that has been de-risked by the success at Big Bend, has a pre-drill P75-P25 gross resource range of 20 to 60 MMBoe. Noble Energy has an average working interest of 70 percent between Big Bend and Troubadour and development will likely be via a high rate multi-well subsea tieback similar to Galapagos.

After the recent appraisal well at Gunflint, the estimated P75-P25 gross resource range is 90 to 325 MMBoe, which includes an untested Lower Miocene objective. A second appraisal well is planned to spud in January 2013 and development pre-FEED work is underway. Initial production is expected by late 2015 as a subsea tieback or by 2017 as a standalone facility.

Looking forward, the Company will mature its significant prospect inventory and execute an exploration program balanced between low-risk amplitude prospects and high-impact subsalt prospects. By the end of 2013, the first of three subsalt prospects in the Aleutians area is scheduled to be tested. The combined gross mean resource of these prospects is 339 MMBoe. A second focus area in Mississippi Canyon is scheduled for drilling to begin in 2014 and contains five significant prospects with a combined gross mean resource of 673 MMBoe.

Eastern Mediterranean
In the world-class Levant Basin, Noble Energy has been providing reliable gas to Israel since 2004 resulting in significantly lower energy costs and reduced CO2 emissions. Natural gas demand in Israel continues to rise due to growing electricity demand and the emergence of new industrial customers.

To satisfy this strong demand, Noble Energy is developing the largest offshore project in Company history. The Tamar project is on schedule for first production in April 2013. Sales for the remainder of 2013 following first production are expected to average approximately 700 MMcf/d with a peak capacity of nearly 1 billion cubic feet per day (Bcf/d). The jacket and topsides installations will be completed by the end of the year and the world's longest subsea tieback will begin commissioning shortly thereafter. The realized price will be a blended price that will rise as Tamar volumes continue to grow. Future expansion phases will increase deliverability using compression at the onshore terminal along with a combination of system optimization and storage at Mari-B, allowing sales to grow to an average of approximately 1 Bcf/d.

The 17 Tcf Leviathan development will increase the deliverability and reliability of domestic supply to Israeli customers. Development plans have been significantly advanced with the announced agreement in principle with Woodside Energy as a strategic partner in the project. Noble Energy will continue as upstream operator and will retain 30 percent working interest. The first phase of development includes domestic capacity to deliver up to 750 MMcf/d via a northern entry point in 2016. The project plans additional capacity for exports via pipeline, onshore LNG, or floating LNG as early as 2018. The Mesozoic oil prospect below the Leviathan gas discovery is planned to be spud late next year.

The Company is progressing its evaluation of development concepts at its Cyprus discovery and continues to work with the Government of Cyprus on monetization options.

West Africa
Production from the Aseng field in Block I and the Alba field, both offshore Equatorial Guinea, continues to provide very strong cash flows supporting Noble Energy's major developments in West Africa. Strong operational execution at Aseng has resulted in an average production rate of 60 MBbl/d gross with over

99 percent uptime since start-up in November of 2011. The floating production, storage and offloading (FPSO) vessel at Aseng and the processing platform at Alen will provide regional infrastructure for future developments which are expected to benefit from lower overall operating costs.

Noble Energy has applied learnings from the major project development at Aseng to the Alen project, which is now ahead of schedule. The well operations are complete and the platform is preparing for loadout. The platform installation is planned for the second quarter of 2013 and first production is now expected in the third quarter. Alen is among the most sophisticated projects that the Company has undertaken and includes processing, liquids offtake to the Aseng FPSO, and gas reinjection to the reservoir. Integral to the project achievements has been strong relationships with contractors demonstrated through an attitude of shared success and the early installation of the wellhead platform allowing drilling work to be completed off the project critical path. The Company expects first production at 40 MBbl/d gross, 18 MBbl/d net.

Recent successful appraisal drilling at Carla, an oil discovery located beneath the Alen field, is moving field development ahead with project sanction now expected in 2013. The plan of development entails utilizing the Aseng FPSO as a regional oil hub with first production in early 2016 and an initial production rate of 11 MBbl/d net. The Carla discovery has a P75-P25 gross resource range of 36 to 136 MMBoe. Diega, another nearby oil discovery with a P75-P25 gross resource range of 65 to 116 MMBoe, is targeted for appraisal drilling in 2014.

Exploration and New Ventures
Noble Energy has a legacy of exploration success demonstrated by the three core areas created through exploration efforts and 2.7 BBoe of net resources discovered since 2007. New Ventures teams actively evaluate frontier plays with sufficient size and running room to mature into additional core areas. Successful plays would further enhance the Company's significant growth profile. The Company utilizes a stage-gate decision process that analyzes, tests, and exits unsuccessful opportunities with limited capital investment while ensuring the ability to competitively monetize successful discoveries at industry leading cycle times.

In Nevada, the Company is testing a tight oil play on a 350,000 net acre position. Two 3D seismic surveys have been completed and their analysis will drive a phased vertical drilling program in 2013. The play has a P75-P25 gross unrisked resource range of 190 - 1,400 MMBoe with a 55 percent chance of geologic success. With positive drilling results, development drilling and oil production would commence in 2014.

Noble Energy has a 1.8 million acre gross position offshore Nicaragua with multiple oil prospects and leads. The Paraiso prospect is scheduled to be drilled in 2013 and has a P75-P25 gross unrisked resource range of 210 to 1,220 MMBoe with a 25 percent chance of geologic success. Development would likely be via FPSO with initial production targeted for 2018.

The Company's largest new venture play is its 35 percent interest in a 10 million gross acre position offshore Falkland Islands that represents a gross unrisked resource potential of 13 BBoe. Acquisition of 3D seismic has begun and will last approximately five months. Results from the recent Scotia exploration well will be integrated with the 3D seismic to determine future locations for a 2014 drill plan.

The New Venture program, when combined with the ongoing exploration program, creates both near and long-term value for the Company. By 2014, 25% of the Company's net production is expected to be from discoveries made in the last five years. The current exploration prospect inventory is at the highest level in Company history. During the next two years, exploration wells will test 7 BBoe gross unrisked resources plays.

Analyst Meeting Webcast
Noble Energy's 2012 analyst conference will be available via webcast at 8 a.m. Central Time, December 6, 2012, on the 'Investors' page of the Company's website at www.nobleenergyinc.com. A replay of the webcast will be available on the website until February 15, 2013.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Contacts:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com

Eric Schneider, CFA
(281) 872-2640 eschneider@nobleenergyinc.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy' s current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy's offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

This news release also contains certain historical and forward-looking non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy's overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please also see Noble Energy's website at http://www.nobleenergyinc.com under “Investors” for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures. The GAAP measures most comparable to the forward-looking non-GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company's probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as “net risked resources”, “estimated ultimate recovery” or “EUR”, “gross resources” and “gross mean resources.” These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy's offices or website, http://www.nobleenergyinc.com.

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